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                                                                     EXHIBIT 3.1

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                       COMPLETE BUSINESS SOLUTIONS, INC.

     The following Restated Articles of Incorporation (i) correctly set forth the provisions of the Articles of Incorporation originally filed with the Department of Commerce of the State of Michigan on February 22, 1985, as amended, and (ii) supersede and further amend the original Articles of Incorporation and all amendments thereto. The corporation has had no previous names and its corporation identification number is 095-049.

                                   ARTICLE I
                                      NAME

     The name of the corporation is Complete Business Solutions, Inc.

                                   ARTICLE II
                                    PURPOSES

     The purpose or purposes for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan.

                                  ARTICLE III
                                 CAPITAL STOCK

     SECTION 1. AUTHORIZED SHARES. The total number of shares of all classes of stock which the corporation has authority to issue is Thirty One Million (31,000,000) shares without par value, consisting of Thirty Million (30,000,000) shares of Common Stock (the "Common Stock") without par value and One Million (1,000,000) shares of Preferred Stock (the "Preferred Stock") without par value. Except as otherwise provided by law, each outstanding share of the Common Stock shall be entitled to one vote on each matter submitted to a vote of the shareholders.

     SECTION 2. PREFERRED STOCK. Shares of Preferred Stock may be issued from time to time in one or more series, and each series shall be separately designated. Authority is hereby expressly granted to the Board of Directors to fix, before the issuance of any shares of a particular series, the voting rights, if any, of such shares, the dividend rate per annum and any restrictions, limitation and conditions upon the payment of dividends, the redemption price or prices, if any, and the terms and conditions of redemption, any sinking fund provisions for the redemption or purchase of the shares of such series, the terms and conditions on which the shares of such series are convertible, if they are convertible, the amount or amounts to which the holders of shares of such series shall be entitled upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation, and any other rights, preferences and limitations pertaining to such series as


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may be determined by the Board of Directors and are stated in the resolution or resolutions of the Board of Directors providing for the issue of such series.

                                   ARTICLE IV
                      RESIDENT AGENT AND REGISTERED OFFICE

     The name of the resident agent and the location of the registered office of the corporation are:
                             Rajendra B. Vattikuti
                             32605 W. Twelve Mile Road
                             Suite 250
                             Farmington Hills, Michigan 48334

                                   ARTICLE V
                                   DIRECTORS

     SECTION 1. CLASSIFICATION OF DIRECTORS. In lieu of the annual election of all of the directors of the corporation, the directors shall be divided into
three classes, each as nearly equal in number as possible.   The term of office
of directors in the first class shall expire at the first annual meeting of shareholders after their election, that of the second class shall expire at the second annual meeting after their election, and that of the third class shall expire at the third annual meeting after their election. At each annual meeting of shareholders after such classification, a number of directors equal to the number of the class whose term expires at the time of the meeting shall be elected to hold office until the third succeeding annual meeting.

     SECTION 2. LIMITATION OF LIABILITY. To the full extent permitted by law, as the same now exists or may be hereafter amended, no director of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of the director's fiduciary duty.

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     These Restated Articles of Incorporation were duly adopted by the shareholders on December 13, 1996 in accordance with the provisions of Section 642, Act 284, Public Acts of 1972, as amended. The necessary number of shares as required by statute consented in writing to the adoption of these Restated Articles of Incorporation in accordance with Section 407(1), Act 284, Public Acts of 1972, as amended. Written notice to shareholders who have not consented in writing has been given.

     Signed this 13th day of December, 1996.

                                           By    /s/ Rajendra B. Vattikuti
                                              ------------------------------
                                           Rajendra B. Vattikuti, President



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Please return filed document to:

Arthur Dudley II
Butzel Long
150 W. Jefferson, Suite 900
Detroit, Michigan 48226-4430


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